SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, DC 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

          The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:       Man-Glenwood Lexington TEI, LLC

Address of Principal Business Office (No. & Street, City, State Zip Code):

                         123 N. Wacker Drive 28th Floor
                                Chicago, IL 60606

Telephone Number (including area code):

                                 (312) 881-6500

Name and address of agent for service of process:

                                  Steven Zoric
                        123 N. Wacker Drive, 28th Floor
                                Chicago, IL 60606

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                YES [x]  NO [ ]


                                   SIGNATURE

          Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Chicago and the State of Illinois on the 27th day of October 2003.

                                             Man-Glenwood Lexington TEI, LLC


                                             By:    /s/John Kelly
                                                    --------------
                                                    John Kelly
                                                    Manager

Attest:  /s/Steven Zoric
         ---------------
         Steven Zoric
         Secretary